Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573


                              Prospectus Supplement
                             Dated December 6, 1999

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Bankers Trust Trustee for Chrysler Corp. Emp. #1 Pension Plan dated 4/1/89 is decreased from $3,120,000 to $2,735,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by State Street Bank Custodian for GE Pension Trust is decreased from $1,653,000 to $1,445,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Penn Treaty Network America Insurance Company is decreased from $210,000 to $185,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Franklin & Marshall College is decreased from $240,000 to $210,000.